EXHIBIT 2

The following is a transcript from the video available at http://www.RestoreMGM.com:

Legal Disclaimer

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Land & Buildings' forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

On April 16, 2015, Land & Buildings Capital Growth Fund, L.P., Land & Buildings Investment Management, LLC, Jonathan Litt, Matthew J. Hart, Richard Kincaid and Marc A. Weisman (collectively referred to as the "participants") filed with the Securities and Exchange Commission a definitive proxy statement and accompanying form of proxy card to be used in connection with the proxy solicitation. All stockholders of the company are advised to read the definitive proxy statement and other documents related to the proxy solicitation because they contain important information, including additional information related to the participants. The definitive proxy statement and an accompanying proxy card have been furnished to some or all of the company's stockholders and are, along with other relevant documents, available at no charge on the SEC's web site at http://www.sec.gov. In addition, Innisfree M&A Incorporated, Land & Buildings' proxy solicitor, will provide copies of the definitive proxy statement and accompanying proxy card without charge upon request.

MGM Resorts – How Can Shareholders Trust MGM?

To say that MGM Resorts, the iconic owner of the Bellagio and other world-famous properties, has not reached its full potential, is, in our view, a vast understatement. We believe that, in light of the actions of MGM’s Board since the current CEO took office, shareholders are left with a most disturbing question: How can MGM be trusted?

Woeful Underperformance

453%… that’s how far below the median performance of its peer group MGM Resorts has underperformed since Jim Murren became Chairman and CEO, in 2008. Over the past seven years, the company has suffered one impairment loss after another, costing shareholders approximately 4.5 billion dollars in value. That’s seven years of value destruction, with MGM trading at a steep discount. Meanwhile, those peer companies have prospered in comparison, with rising share prices and record earnings.

With this track record, how can the current board be trusted to make the right choices to restore value for MGM’s shareholders?

Repeating the Same Mistakes

From 2005 to 2008, the cost of the City Center development project more than doubled – from $4 billion to $9.2 billion – and after promising robust cash flows to its shareholders, MGM delivered a whopping 50% write-down.

By 2009, MGM was teetering on Bankruptcy under a mountain of debt.

And yet, Mr. Murren still refuses to acknowledge that the project was a disaster for MGM.

Unfortunately, we believe that history may be repeating itself: The key problems that MGM faced in 2009 – an overleveraged balance sheet and risky investments – again plague the company.

MGM has reported a staggering $2.0B in impairment losses unrelated to City Center since Mr. Murren took the reins, including losses with respect to the Borgata, and land on Renaissance Point in Atlantic City.

At the groundbreaking of MGM Springfield in March, Mr. Murren finally admitted, “We have a history of overinvesting in our developments.”

And here they go again, launching $5 billion in new developments, driving debt levels even higher.

Should MGM be allowed to keep taking these kinds of risks to the detriment of its shareholders?

The Safe Bet to Fix MGM

Despite our best intentions and desire for constructive engagement with the Company, we have found a Board and CEO resistant to fresh perspectives and creative solutions that we believe have the potential to create value for shareholders.

And yet, despite this cavalier treatment of a critical value-enhancing proposal on top of dismal performance over the past seven years, there’s no reason MGM has to keep losing value for its shareholders.

Fortunately for shareholders – the 2015 election of directors presents a fresh choice. Land and Buildings has put together a slate of new director nominees who we believe all have proven track records of creating value for shareholders and the expertise needed to fix MGM.

What we view as woeful underperformance, a marathon of mistakes and a lack of accountability… it has to stop.

It's time to restore MGM.